Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:
Endologix, Inc.	Lippert/Heilshorn & Associates, Inc.
Paul McCormick	Bruce Voss (bvoss@lhai.com)
President and CEO	Jody Cain (jcain@lhai.com)
(949) 595-7200	(310) 691-7100
www.endologix.com	www.lhai.com

ENDOLOGIX ANNOUNCES $16.6 MILLION PRIVATE PLACEMENT

Irvine, Calif. – July 6, 2005 – Endologix, Inc. (Nasdaq: ELGX), the developer of the Powerlink® System for the minimally invasive treatment of abdominal aortic aneurysms (AAA), today announced that it has signed definitive agreements to complete a private placement of 4,150,000 shares of common stock to selected existing and new accredited investors at a price of $4.00 per share, which will result in net proceeds to Endologix of approximately $15.5 million after deduction of offering expenses. The transaction is expected to be consummated within the next few days following satisfaction of certain customary closing conditions contained in the definitive transaction agreements.

The proceeds from the private placement will be used to support the next phase of the commercial launch of the Powerlink System. “Our focused launch of the Powerlink System indicates that hospitals are receptive to adopting new technologies, such as the Powerlink, as demonstrated by our ability to establish a number of commercial accounts since the beginning of this year. This financing will provide us with additional resources to expand our sales and marketing program and to hire additional sales representatives to capitalize on these market opportunities as we move toward full commercialization,” said Paul McCormick, Endologix president and chief executive officer.

The private placement was made only to accredited investors in accordance with Section 4(2) under the Securities Act of 1933 and the rules and regulations promulgated thereunder. The securities offered in the private placement will not be registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. In connection with the private placement, Endologix has agreed to file a registration statement to register for resale the common stock issued in the private placement. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the securities issued in the private placement.

About Endologix

Endologix, Inc. develops and manufactures minimally invasive treatments for vascular diseases. Endologix’s Powerlink System is an endoluminal stent graft for treating abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it the thirteenth leading cause of death in the U.S.

13900 Alton Parkway, Suite 122 • Irvine, CA 92618
949.595-7200 • Fax: 949.457-9561
www.endologix.com

In October 2004, Endologix received approval to market the Powerlink in the U.S. Additional information can be found on Endologix’s Web site at www.endologix.com.

Except for historical information contained herein, this news release contains forward-looking statements, the accuracy of which are necessarily subject to risks and uncertainties, including risks related to the clinical and payor acceptance of new medical device products, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix, all as more fully described in the risk factors and other matters set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and the Company’s other filings with the Securities and Exchange Commission.

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13900 Alton Parkway, Suite 122 • Irvine, CA 92618
949.595-7200 • Fax: 949.457-9561
www.endologix.com